Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact: Nick Tomashot Chief Financial Officer (614) 748-1150 nick.tomashot@pinnacle.com

PDSi Reports 2009 First Quarter Results

COLUMBUS, Ohio – May 6, 2009 – Pinnacle Data Systems, Inc. (“PDSi”) (NYSE Amex: PNS) today reported its financial results for the three months ended March 31, 2009. Sales for the quarter were $10.9 million compared to $17.2 million a year ago. The Company had a net loss of $701,000, or $0.09 per diluted share, for the 2009 first quarter versus net income of $264,000, or $0.03 per diluted share, for the same period last year.

Michael R. Sayre, President and Chief Executive Officer, commented, “The ongoing global economic recession and credit market volatility adversely affected our results for the 2009 first quarter. We addressed the sharp decline in Product segment sales in the first quarter compared to a year ago by taking further actions to align our cost structure with anticipated revenue in February. This resulted in a 20% reduction in PDSi’s workforce and additional cost savings measures expected to yield $2.5 million in annual savings. Annual savings from this and previous actions during the past year are expected to total more than $5.0 million, with the full impact of the latest action being realized in the 2009 second quarter. Our current visibility remains limited and is being influenced by widespread caution as reflected in tentative customer order flow and new program launch delays.”

Mr. Sayre continued, “We are very encouraged by our growing pipeline of new business, which is benefiting from products recently introduced and positive traction from the organizational realignment we implemented earlier this year. The improved alignment and focus of the business development resources split into the Embedded Products and Service groups, aided by the support of the Advanced Technologies group, produced almost immediate results in terms of our ability to identify and capture great opportunities working their way through our current pipeline. PDSi’s penetration of the defense market is accelerating and is a good fit for our capabilities and product portfolio. We are confident that we are on the right path toward building a stronger company driven by long-term profitable growth opportunities. It is a matter of time before our strategic initiatives to improve PDSi’s long-term profitability – which have created a growing product and service portfolio and solid pipelines of new business – benefit from improving global market conditions. When that occurs, PDSi is poised to significantly leverage its performance and financial results.”

2009 First Quarter Financial Results

Sales declined 37% to $10.9 million for the 2009 first quarter, from $17.2 million the prior year. This decrease was attributable to lower Product sales, especially in the higher-volume Medical and Imaging markets, with mixed results in the Telecommunication market. Service sales were $2.4 million for the 2009 first quarter versus $2.9 million a year ago, a decline of 17%, due to lower sales to one customer.

Gross profit declined to $2.0 million for the 2009 first quarter from $3.7 million a year ago. The $1.7 million decrease was due to lower sales compared to the 2008 first quarter, which included a high margin end-of-life program, and overall business mix in 2009. Service gross profit increased $0.1 million for the 2009 first quarter, while Product gross profit declined $1.8 million compared to the same period a year ago. Gross profit margin was 19% of Sales for the 2009 first quarter compared to 22% for the same period last year. The Company’s strategy is adding higher value-added, more recession-resistant business, which is expected to replace lower margin business and benefit the Company’s gross profit in future periods. Lower volume is negatively impacting cost absorption rates despite cost cutting actions taken over the past year.

Operating expenses declined 8% to $3.0 million for the 2009 first quarter from $3.2 million for the 2008 first quarter, benefiting from specific actions implemented during 2008 to align costs with anticipated sales. The Company implemented additional cost reductions during the 2009 first quarter, and the full benefits of these actions are expected to be realized beginning in the 2009 second quarter.

Interest expense declined 42% to $53,000 for the 2009 first quarter compared to $91,000 for the same period last year due to a significant reduction in debt outstanding during the past twelve months combined with a lower average interest rate. Debt outstanding was $3.6 million at March 31, 2009 versus $7.7 million on the same date last year, and versus $5.4 million on December 31, 2008.

2009 First Quarter PDSi Highlights

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Sales and engineering resources were vertically aligned in February 2009 through the creation of an Embedded Products Group and Services Group. This enables each group to address specific industry and customer needs with a defined set of products and services. This alignment will benefit the development of new business opportunities, while also increasing service and responsiveness to customers. An Advanced Technologies Group was also established to support the Embedded Products and Services groups – evaluating technology roadmap opportunities, and providing increased customer contact.

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Additional cost savings actions were implemented during the 2009 first quarter in response to lower sales, primarily attributable to reduced demand from higher-volume OEM accounts. These actions included a 20% staff reduction and other cost control measures. Annual savings from this and previous actions during the past year are expected to total more than $5.0 million, with the full impact of the latest action being realized in the 2009 second quarter.

•	The Company renewed leases for its two locations in Groveport, Ohio in February 2009 at a reduced rate.

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Three new I/O cards were announced for embedded computing applications, each featuring leading-edge technology from Intel ® Corporation. The PMC-SD18 board is a SATA storage module in PMC mezzanine card form factor, which provides up to 160GB of storage using compact 1.8 inch micro SATA drive components. The use of these low-profile drives ensures that this PMC fits on all compatible CompactPCI, VME, and AdvancedTCA carrier boards without any risk of mechanical interference. PDSi offers the choice of either standard rotating hard disk drives (HDDs) or the newest Intel ® X18-M Mainstream SATA solid-state drives (SSDs). Unlike traditional HDDs, these SSDs have no moving parts, resulting in a quiet, cool, highly rugged storage solution that also provides faster system responsiveness.

PDSi also announced a similarly-equipped SATA storage module in XMC form factor, the XMC-SD18. We believe this is the industry’s first SATA storage XMC module. Equipped with Intel’s industry-leading SSD’s, the XMC-SD18 offers one of the most compact, dependable, high-performance storage mezzanine solutions for critical applications.

Additionally, PDSi introduced its XMC-GBX4 4-port XMC gigabit Ethernet network adaptor. It is available in three versions depending upon mix of front and rear ports. The XMC-GBX4 incorporates two Intel ® 82571EB gigabit Ethernet controllers for very high performance and low memory latency. OEM pricing for the XMC-GBX4 is well under $500, and the product is currently shipping.

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We recently began shipping ComputeNode™ CP86-N1 CompactPCI (cPCI) blades to customers. This latest high-performance computing board from PDSi’s Embedded Products Group features the recently-launched Intel ® Core™ 2 Duo T9400 processor. This powerful dual-core 2.53GHz embedded CPU is based on Intel’s low-power 45nm technology. Architected with the server-grade Intel ® 5100 Micro Controller Hub for greater memory integrity and extra I/O horsepower, this new blade offers the fastest, most energy-efficient Intel-based solution available for OEMs building mission-critical cPCI systems.

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The Company entered into a Credit and Security Agreement with Wells Fargo Bank, National Association on April 3, 2009, providing for a revolving credit facility with a maximum line of credit of $9.0 million, subject to borrowing base restrictions.

Conference Call

PDSi will host a conference call on Thursday, May 7, 2009, at 11:00 a.m. Eastern Time. Michael R. Sayre, President and Chief Executive Officer, and Nick Tomashot, Chief Financial Officer, will discuss the 2009 first quarter financial performance, PDSi’s business strategy and the Company’s commitment to profitable growth.

The telephone number to participate in the conference call is (888) 562-0262. A slide presentation will be referenced during the call, which may be accessed at the PDSi website (www.pinnacle.com) by clicking on “Investor Relations.” An audio replay of the call will be available through the Investor Relations section of the Company’s website approximately one hour following the conference call.

About PDSi

PDSi is a global provider of specialized embedded computing products. We offer a wide range of technology platforms including standard and custom-designed products for the telecom, defense/aerospace, medical, semiconductor, industrial automation and IT markets. Our product capabilities range from board-level designs to globally-certified, fully integrated systems. Our specialties include long-life, embedded products and unique, customer-centric solutions.

In addition to our product offerings, PDSi provides a variety of engineering and manufacturing services for global OEMs requiring custom product design, system integration, repair programs, warranty management, and specialized production capabilities. With service centers in the U.S., Europe and Asia, we ensure seamless support for solutions all around the world.

PDSi’s turnkey technical programs help our customers bring their solutions to market faster and provide comprehensive service for the lifecycle of their products.

For more information, visit the PDSi website at www.pinnacle.com.

Safe Harbor Statement

Portions of this release include forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including, but not limited to, statements regarding the Company achieving its financial growth and profitability goals, or its sales, earnings and profitability expectations for the fiscal year ending December 31, 2009. The words “believe,” “expect,” “anticipate,” “estimate,” “intend,” “seek,” “may” and similar expressions identify forward-looking statements that speak only as of the date of this release. Investors are cautioned that such statements involve risks and uncertainties that could cause actual results to differ materially from historical or anticipated results due to many factors. These factors include, but are not limited to, the following:

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changes in general economic conditions, including prolonged or substantial economic downturn, and any related financial difficulties experienced by original equipment manufacturers, end users, customers, suppliers or others with whom the Company does business;

•	changes in customer order patterns;

•	changes in our business or our relationship with major technology partners or significant customers;

•	failure to maintain adequate levels of inventory;

•	production components and service parts cease to be readily available in the marketplace;

•	lack of adequate financing to meet working capital needs or to take advantage of business and future growth opportunities that may arise;

•	inability of cost reduction initiatives to lead to a realization of savings in labor, facilities or other operational costs;

•	deviation of actual results from estimates and/or assumptions used by the Company in the application of its significant accounting policies;

•	lack of success in technological advancements;

•	inability to retain certifications, authorizations or licenses to provide certain products and/or services;

•	risks associated with our new business practices, processes and information systems;

•	impact of judicial rulings or government regulations, including related compliance costs;

•	disruption in the business of suppliers, customers or service providers due to adverse weather, casualty events, technological difficulty, acts of war or terror, or other causes;

•	risks associated with doing business internationally, including economic, political and social instability and foreign currency exposure; and

•	other factors from time to time described in the Company’s filings with the United States Securities and Exchange Commission (“SEC”).

The Company undertakes no obligation to publicly update or revise any such statements, except as required by applicable law. For more details, please refer to the Company’s SEC filings, including its most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q.

PINNACLE DATA SYSTEMS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

	March 31, 2009	December 31, 2008
	(Unaudited)
ASSETS
CURRENT ASSETS
Cash	$142	$282
Accounts receivable, net of allowance for doubtful accounts of $202 and $135, respectively	9,211	11,550
Inventory, net	5,245	5,445
Prepaid expenses and other current assets	1,631	1,793

Total current assets	16,229	19,070

PROPERTY AND EQUIPMENT
Property and equipment, cost	5,802	5,776
Less accumulated depreciation and amortization	(4,850)	(4,717)

Total property and equipment, net	952	1,059

OTHER ASSETS
Goodwill	762	797
Other assets	349	367

Total other assets	1,111	1,164

TOTAL ASSETS	$18,292	$21,293

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES
Line of credit	$3,577	$5,408
Accounts payable	4,078	5,156
Unearned revenue	928	138
Other current liabilities	1,311	1,475

Total current liabilities	9,894	12,177

LONG-TERM LIABILITIES
Accrued other	208	221

TOTAL LIABILITIES	10,102	12,398

STOCKHOLDERS’ EQUITY
Common stock	5,769	5,769
Additional paid-in capital	1,839	1,797
Accumulated other comprehensive income (loss)	(103)	(57)
Retained earnings	685	1,386

Total stockholders’ equity	8,190	8,895

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$18,292	$21,293

PINNACLE DATA SYSTEMS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(in thousands, except per share)

	For the Three Months Ended March 31,
	2009	2008
Sales	$10,887	$17,193
Cost of sales	8,853	13,462

Gross profit	2,034	3,731
Operating expenses	2,978	3,221

Income (loss) from operations	(944)	510
Other expense
Interest expense	53	91

Income (loss) before income taxes	(997)	419
Income tax expense (benefit)	(296)	155

Net income (loss)	$(701)	$264

Earnings (loss) per common share:
Basic	$(0.09)	$0.03
Diluted	$(0.09)	$0.03

Weighted average common shares outstanding:
Basic	7,825	7,747
Diluted	7,825	7,778

PINNACLE DATA SYSTEMS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

(in thousands)

	For the Three Months Ended March 31,
	2009	2008
CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss)	$(701)	$264

Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	147	151
Share-based payment expense	42	(40)
Allowance for doubtful accounts	67	16
Inventory reserves	(57)	134
(Increase) decrease in assets:
Accounts receivable	2,257	(2,850)
Inventory	249	(234)
Prepaid expenses and other assets	173	(152)
Increase (decrease) in liabilities:
Accounts payable	(414)	115
Unearned revenue	790	585
Other current liabilities	(178)	(45)

Total adjustments	3,076	(2,320)

Net cash provided by (used in) operating activities	2,375	(2,056)

CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of property and equipment	(44)	(27)
Acquisition, net of cash received	—	(857)
Restricted cash	—	1,200

Net cash provided by (used in) investing activities	(44)	316

CASH FLOWS FROM FINANCING ACTIVITIES
Net change in line of credit	(1,831)	6,072
Payment on short-term note payable	—	(4,000)
Net change in outstanding checks	(635)	(118)
Other	—	4

Net cash provided by (used in) financing activities	(2,466)	1,958

EFFECT OF EXCHANGE RATE ON CASH	(5)	13

INCREASE (DECREASE) IN CASH	(140)	231
Cash at beginning of period	282	54

Cash at end of period	$142	$285

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Common stock issued for acquisition	$—	$271

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